UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 20, 2016

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Federal	0-25165	14-1809721
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

302 Main Street, Catskill NY	12414
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:          (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On April 20, 2016, Greene County Bancorp, Inc. (NASDAQ-GCBC) announced that its Board of Directors has approved the continuation of a quarterly cash dividend. The Company has paid a quarterly cash dividend of $0.185 per share (representing an annual rate of $0.74 per share) during calendar 2015, which, following the Company’s two-for-one stock split effective March 15, 2016, is equivalent to a quarterly cash dividend of $0.0925 per share (representing an annual rate of $0.37 per share).  The Board of Directors has approved the continuation of the quarterly cash dividend of $0.0925 per share on the Company’s common stock. A press release announcing the details of the dividend declaration is filed as exhibit 99.1.

The Company is the majority-owned subsidiary of Greene County Bancorp, MHC (the “MHC”), a federal mutual holding company which owns 54.4% of the Company’s outstanding common shares.  The MHC has historically waived its right to receive cash dividends from the Company.  However, for purposes of cash flow and liquidity, the MHC does not intend to waive its receipt of these dividends to be paid by the Company for the quarter ended March 31, 2016.

The MHC received the approval of its members (depositors of The Bank of Greene County) and the non-objection of the Federal Reserve Bank of Philadelphia to waive the MHC’s receipt of quarterly cash dividends aggregating up to $0.40 per share to be declared by the Company for the four quarters ending December 31, 2016.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press release dated April 20, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE: April 21, 2016	By:	/s/ Donald E. Gibson
Donald E. Gibson
President & Chief Executive Officer